EXHIBIT 3.2

                             Chapman and Cutler LLP
                             111 West Monroe Street
                             Chicago, Illinois 60603


                                  June 9, 2017


Guggenheim Funds Distributors, LLC
2455 Corporate West Drive
Lisle, Illinois  60532

The Bank of New York Mellon
2 Hanson Place
Brooklyn, New York  11217


                 Re: Guggenheim Defined Portfolios, Series 1612
               California Municipal Portfolio of CEFs, Series 22
                     Dividend Strength Portfolio, Series 26
                National Municipal Portfolio of CEFs, Series 35
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Ladies/Gentlemen:

      We have acted as counsel for Guggenheim Funds Distributors, LLC, depositor of Guggenheim Defined Portfolios, Series 1612 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated June 9, 2017 (the "Indenture") among Guggenheim Funds Distributors, LLC, as sponsor (the "Sponsor"), as depositor (the "Depositor") and evaluator (the "Evaluator"), and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: California Municipal Portfolio of CEFs, Series 22, Dividend Strength Portfolio, Series 26 and National Municipal Portfolio of CEFs, Series 35 (the "Trusts"). This opinion applies only to the Trusts. Holders of beneficial interests in a Trust are referred to herein as the "Unitholders."

      In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent (the "Transaction Documents"). For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and the Prospectus and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trusts at all times in accordance with the Indenture and the Prospectus or failure to comply fully at all times with the terms of the Indenture could result in tax treatment different from that described below.

      You have informed us, and we are assuming, that the assets of the Trusts will consist of portfolios as set forth in the Prospectus. All of the assets of the Trusts constitute the "Trusts Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trusts Assets and express no opinion as to the Federal or state income tax treatment thereof.

      The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. Such representations include, without limitation, that: (i) the Trusts will acquire and hold the Trusts Assets solely for the account of the Unitholders; (ii) the activities of the Trusts will consist of the investment of funds in the Trusts Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trusts Assets and temporary reinvestment of proceeds under limited and specified circumstances; and (iii) the Trusts have not and will not (a) establish an office, (b) hire employees, or (c) conduct any acts not permitted by the Indenture.

      Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable:

             (i) We are of the opinion that, under existing United States Federal income tax law, the Trusts are not associations taxable as corporations for Federal income tax purposes but will be classified as grantor trusts and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

            (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the Trusts under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trusts Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trusts will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trusts' Assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust Asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trusts' Assets.

            (iii) Although the discussion in the Prospectus under the heading "Taxes" does not purport to discuss all possible United States Federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States Federal income tax matters. In this regard, please note that (a) we have not examined any of the Trusts Assets and we are therefore unable to express an opinion, and we express no opinion as to the Federal income tax treatment thereof and (b) the discussion under "Taxes" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

            (iv) Based solely upon the existing laws of the State of New York and The City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that (a) the Trusts will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law; (b) the Trusts will not have taxable income subject to the New York State personal income tax imposed by Article 22 of the New York State Tax Law; (c) the Trusts will not be subject to the unincorporated business tax imposed by Section 11-503 of the Administrative Code of The City of New York (the "Administrative Code"); (d) the Trusts will not be subject to the general corporation tax imposed by The City of New York on domestic and foreign corporations under Section 11-603 or 11-653 of the Administrative Code; and (e) the Trusts will not have taxable income subject to the personal income tax imposed by The City of New York under
      Section 11-1701 of the Administrative Code.

      We have also examined the income tax laws of the State of California to determine its applicability to the California Municipal Portfolio of CEFs, Series 22 (the "California Trust") being created as part of the Fund and to the holders of Units in the California Trust who are full-time residents of the State of California ("California Unitholders").

      In connection therewith, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other documents as we have deemed pertinent. You have informed us and we are assuming that the assets of the California Trust will consist of shares in entities each of which is taxed as a regulated investment company (each a "RIC" and collectively, the "RICs") for federal income tax purposes (the "RIC Shares").

      We have not independently examined the RIC Shares to be deposited in and held in the California Trust or any opinions of counsel with respect thereto. However, although we express no opinion with respect to the issuance of the RIC Shares, in rendering our opinion expressed herein, we have assumed that: (i) each RIC qualifies as a regulated investment company for federal income tax purposes and (ii) at the close of each quarter of the taxable year of each RIC, at least 50 percent of the value of such RIC's total assets consists of obligations the interest on which is exempt from the income tax imposed by the State of California that is applicable to individuals, trusts and estates (the "California Personal Income Tax").

      Based upon the foregoing, and upon the existing laws of the State of California, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that:

      1. The California Trust is not an association taxable as a corporation for purposes of the California Corporation Tax Law, and each California Unitholder will be treated as the owner of a pro rata portion of the California Trust, and the income of such portion of the California Trust will be treated as the income of the California Unitholders under the California Personal Income Tax.

      2. The portion of each dividend paid by a RIC to the California Trust and distributed to a California Unitholder which (i) is excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, (ii) is properly reported as an exempt-interest dividend for California income tax purposes in written statements furnished to its shareholders and (iii) does not exceed the amount of interest received by the RIC during its taxable year (minus certain non-deductible expenses) on obligations the interest on which would be excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, will be excludable from California taxable income for purposes of the California Personal Income Tax when received by the California Trust and distributed to a California Unitholder. However, dividends other than California exempt-interest dividends paid by a RIC will generally be taxable for purposes of the California Personal Income Tax.

      3. Each California Unitholder of the California Trust will generally recognize gain or loss for California Personal Income Tax purposes if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when the California Unitholder redeems or sells Units of the California Trust, to the extent that such a transaction results in a recognized gain or loss to such California Unitholder for federal income tax purposes. However, there are certain differences between the recognition of gain or loss for federal income tax purposes and for California Personal Income Tax purposes, and California Unitholders are advised to consult their own tax advisors.

      4. Under the California Personal Income Tax, interest on indebtedness incurred or continued by a California Unitholder to purchase Units in the California Trust is not deductible for purposes of the California Personal Income Tax.

      This opinion does not address the taxation of persons other than full time residents of California. This opinion relates only to California Unitholders subject to the California Personal Income Tax. No opinion is expressed with respect to the taxation of California Unitholders subject to the California Corporation Tax Law and such California Unitholders are advised to consult their own tax advisors. Please note, however, that dividends from the RIC Shares attributed to a California Unitholder that is subject to the California Corporation Tax Law may be includible in its gross income for purposes of determining its California franchise tax and its California income tax. We have not examined any of the RIC Shares to be deposited and held in the California Trust or any assets to be held by the RICs or any documents thereof or any opinions of counsel with respect thereto, and we express no opinion with respect to taxation under any other provisions of the California law. Ownership of the Units may result in other California tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

      Our opinion is based on the Code, the New York and California state tax laws, the New York City tax laws, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such laws, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the New York state, New York City or California state taxing authorities nor a court of law, and has no official status of any kind. The Internal Revenue Service, the New York state, New York City or California state taxing authorities or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

      This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

      The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

      Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

      We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-217585) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related Prospectus.

                                                               Very truly yours,


                                                      /s/ Chapman and Cutler LLP
                                                      --------------------------
                                                          CHAPMAN AND CUTLER LLP